Exhibit 99.1

FOR IMMEDIATE RELEASE

Chicago Rivet & Machine Co. Announces Second Quarter Results of Operations.
Naperville, IL, August 10, 2012.  Chicago Rivet & Machine Co. (NYSE MKT, symbol: CVR) today announced results for the second quarter of 2012 as summarized below:

CHICAGO RIVET & MACHINE CO.
Summary of Consolidated Results of Operations
For the Three and Six Months Ended June 30

	Second Quarter		First Six Months
	2012	2011	2012	2011
Net sales	$8,429,201	$8,134,104	$17,629,519	$15,948,472
Income before income taxes	655,432	872,521	1,385,166	1,049,543
Net income	440,432	587,521	934,166	704,543
Net income per share	.46	.61	.97	.73
Average shares outstanding	966,132	966,132	966,132	966,132

(All figures subject to year-end audit)

Contact:
     Kimberly A. Kirhofer
     Chicago Rivet & Machine Co.
     (630) 357-8500